Exhibit 99.1

News Release

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES APPOINTMENT OF CHIEF STRATEGY OFFICER

Omaha, NE (Market Wire) – March 19, 2009 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announces the appointment of Wayne B. Hoovestol as Chief Strategy Officer (“CSO”) effective March 16, 2009. As CSO, Mr. Hoovestol will be responsible for assisting the Chief Executive Officer with strategy development and execution.

“We are faced with numerous opportunities for growth and I asked Wayne to come back to assist me in driving strategic initiatives across the company,” stated Todd Becker, President and Chief Executive Officer.  “Wayne’s experience and knowledge of our industry are invaluable and he will be a key resource as we move forward.”

Mr. Wayne Hoovestol served as the Company’s Chief Executive Officer from February 2007 to December 2008 and as the Company’s Chief Operating Officer from January 2007 to February 2007. Since March 2006, Mr. Hoovestol has served as a Director of the Company and has served as Chairman of the Board of Directors since October 2008, a position he still holds.

About Green Plains

Green Plains, based in Omaha, Nebraska, is a vertically-integrated, low-cost ethanol producer. Green Plains’ Ethanol segment operates four ethanol plants in Iowa, Indiana and Tennessee with a combined expected operating capacity of 330 million gallons of ethanol per year. Green Plains also operates an independent third-party ethanol marketing service, with marketing capacity of 305 million gallons of ethanol per year and owns 51% of Blendstar, LLC, a Houston-based biofuel terminal operator.  Green Plains’ Agribusiness segment operates grain storage facilities and complementary agronomy, feed, and fuel businesses. Green Plains has grain storage capacity of approximately 22 million bushels.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy and/or regulation and other risk factors detailed in Green Plains' SEC filings.  Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Company Contact:

Investor Contact:

Jim Stark, Vice President, Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

(800) 368-1217